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                                  EXHIBIT 10.10
                     EMPLOYMENT LETTER TO ROBERT W. CRISPIN
                   EXECUTIVE VICE PRESIDENT, UNUM CORPORATION


                             TOTAL COMPENSATION PLAN

A.   BASE ANNUAL SALARY COMPENSATION RATE: $500,000
     To be effective first day of active employment in 1995 through annual review cycle of March 1996. Any recommendation for increase would be based on demonstrated performance in position and be part of our regular salary review process.

B.  ANNUAL INCENTIVE:

     1.   OFFICER ANNUAL INCENTIVE COMPENSATION PLAN:
          1995 Participation...(Payout March 1996). Currently, the targeted award is 50% of base salary. The plan is designed to provide a range of opportunity based on performance generally from 50% to 200% of target (25% to 100% of base salary). The plan payout would be based upon the attainment of Corporate Goals. AS PART OF YOUR HIRING AGREEMENT WE WILL GUARANTEE A PAYMENT OF $250,000, payable in February of 1996. If Company performance would warrant a higher payment you will receive the payment called for under the terms of the plan. Starting in 1996 you will participate in the Annual Incentive Plan that may apply to executives at your level.

     2. ANNUAL RESTRICTED STOCK GRANT: 1990 LONG TERM STOCK INCENTIVE PLAN During each annual cycle (typically March of each year) you will participate in this program. For the March 1995 cycle only, AS PART OF YOUR HIRING AGREEMENT, YOU WILL BE AWARDED A RESTRICTED STOCK GRANT VALUED AT $250,000 which will result in a minimum grant of 7,000 shares of restricted stock. This grant will be vested on a time lapse (rather than performance) basis with restrictions lapsing in March of 1998. Starting in 1996 you will participate in the restricted stock program (or any successor plan) that may apply to executives at your level.

          Currently the restricted stock program is a (3) year performance plan, with restrictions lapsing contingent upon attainment of established ROE targets for the three year period. For example: the grant which will occur in 1995 for other executives will vest in 1998, contingent upon the attainment of an average annual ROE target for the three year period of 1995-1997. The target is approved by the Board of Directors immediately prior to the grant. You should also be aware that the shares are issued in your name and you will receive all dividends during the vesting period.
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C.   LONG TERM INCENTIVE: UNUM CORPORATION EXECUTIVE STOCK OPTION PLAN
     During each annual cycle,(March of each year) you will be awarded stock options (actual number is contingent upon stock price at the time and a Black Scholes evaluation). YOUR FIRST GRANT UNDER THIS PLAN WILL AT LEAST 15,000 SHARES These options currently have a life of ten years, and vest after one year, subject to the terms of the plan. In future years you will participate in this plan as other executives at your level.

D.   SEVERANCE:
     Absent a change of control of UNUM Corporation, if you terminate from UNUM for any reason other than resignation or cause during your first five years of employment, you will receive a severance payment equivalent to two years base salary, and UNUM's standard executive out placement support. After five years, if you terminate for any reason other than resignation or cause, you will receive the standard severance package in effect at the time. Restricted stock in your name and stock options, as well as other employee benefits, will be governed by the terms of the applicable plan or program.

E.   CHANGE IN CONTROL:
     In the event of a change of control of UNUM Corporation, if within two years thereafter your employment is terminated without cause or if you leave for "good reason", you would receive a severance payment equal to three years salary plus incentive, plus a lump sum payment equal to the present value of three years extra credit under your retirement plan. In addition you would continue to be provided for three years with life, disability, and accident & health benefits, except to the extent that equivalent benefits are provided by a subsequent employer. In addition, all unvested stock options and restricted stock in your name will immediately vest.

F.   PENSION:
     For the first ten years of employment with UNUM, you will receive two years credit for each year of employment. A portion of this benefit will be covered under a non-qualified plan. Please be aware, however, that in order to have any vested benefit, you must be employed at UNUM for five years.

G.   FINANCIAL PLANNING:
     You will be provided the services of a Financial Counselor (currently the Colony Group) or reimbursement to procure the services of a Counselor of your choosing ($5,300 for 1995, and $3,500/year thereafter, plus $2,500/year reimbursement for related items (will preparation, tax returns, etc.).
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                          SPECIAL HIRING CONSIDERATIONS

A.   HIRING BONUS:  $660,000
     This amount is payable as follows:
     -    $220,000 to be paid on first day of active employment;
     - $220,000 to be paid on anniversary date of active employment during 1996 and 1997.

B.   STOCK OPTIONS:
     On your first day of active employment, you will receive a grant of 40,000 stock options. These options will vest over a (4) year period as follows:
     -    25% on your first anniversary date;
     - 25% at each of your next three anniversaries, if you are employed by UNUM on these dates.

C.   TIME LAPSE RESTRICTED STOCK GRANT:
     On the first day of employment you will be granted a grant of 8,000 shares of time lapse restricted stock. These shares carry a four year cliff vesting provision making them fully vested on the fourth anniversary from the date of grant. Dividends are paid currently.

D.   FORFEITURE PROVISIONS:
     If you are separated by the Company for any reason other than resignation, cause (defined as willful refusal to perform duties, unlawful acts to enrich yourself at the Company's expense, material violation of your duties to the Company, or gross misconduct), or performance (defined as a substantial and documented failure to perform or to make a good faith effort to correct any performance issues), during the first five years of employment, any unvested portion of this package will vest or be paid.

E.   RELOCATION:
     UNUM will purchase your Connecticut home at market appraised value and will provide you with up to $200,000 protection on loss on sale of your home. Please be aware that purchase by UNUM must occur within the first twelve months of employment.

     In addition to our regular relocation policy, as requested, UNUM will transport your Corvette and will pay for extra insurance needed to cover the value of your antiques and other valuables. Louise Delafield, manager of our relocation package will work with you to ensure proper coverage.

F.   OTHER
     UNUM will provide appropriate temporary housing until your new residence is closed in the Portland area (up to nine months).

     UNUM will provide for weekly trips home utilizing commercial carrier or company plane (based upon availability).
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                         STANDARD UNUM BENEFIT PROGRAMS


You have already received information on UNUM's benefits package, however if you have any further questions please feel free to contact Eileen or me.

I have enclosed UNUM's Conflict of Interest Policy. Your acceptance of employment with UNUM Corporation will constitute your agreement to abide by the terms of this policy. Also included are copies of UNUM's Officer agreement and a personal statement regarding Conflict of Interest.
Please sign and return these along with a signed copy of this agreement.



Please sign below to indicate your acceptance of these terms.


/s/ James F. Orr III                                December 8, 1994
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James F. Orr, III                                   Date

/s/ Robert W. Crispin                               December 19, 1994
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Robert Crispin                                      Date